SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|

Check the appropriate box:

|X|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             India Growth Fund Inc.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

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      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      4.    Proposed maximum aggregate value transaction:

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      5.    Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or
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      1.    Amount previously paid:

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      2.    Form, Schedule or Registration Statement No.:

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      4.    Date Filed:

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INDIA GROWTH FUND INC - PREC14A - Preliminary Proxy Statement
                                                           Date Filed: 8/__?2000
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                                Table of Contents

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             To jump to a section, double-click on the section name.

                                    PREC14A

PREC14A........................................................................1

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               305 Madison Avenue, 46th Floor, New York, NY 10165
                      (212) 682-2300 // Fax (212) 682-6232

                                                              September --, 2000

Dear Fellow India Growth Fund Shareholder:

      At the next annual meeting of the India Growth Fund (the "Fund" or "IGF"), to be held on September 29, 2000 at 3 p.m. at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, NY 10166, I will make two proposals in an attempt to permanently reduce our Fund's discount to net asset value ("NAV"). First, I will nominate Howard I. Golden, Paul Douglas and myself as Class II directors because, unlike the Board, we have clearly and unambiguously committed ourselves to take concrete steps to enhance shareholder value by reducing our Fund's discount to NAV - a step the Board has consistently failed to take. This is clearly evidenced in the Fund's most recent earnings report for the fiscal year ended June 30, 2000, which showed a 30.9% increase in NAV but only a 19.3% increase in market price.

      Second, I will present a shareholder's resolution recommending that the Board take decisive steps to permanently reduce our Fund's discount to under 20%. According to statistics provided by the Closed-End Fund Center, for the five-year period ending June 30, 2000, our Fund has been the worst performer among the four India country funds trading on the New York Stock Exchange. This abysmal performance has taken place on both an NAV and market value basis. In addition, for over two years, the Fund has traded at a discount to NAV that has even exceeded 40%. These large discounts diminish shareholder returns and exacerbate IGF's underperformance.

      Before making this proposal, Howard I. Golden and I approached IGF and asked the Board to take concrete steps to reduce the discount below 20%. The Fund's August 21, 2000 press release appears to set forth their response. Even a cursory review of the press release reveals that it is deficient because it fails to commit the Fund to do anything and delays having the Board make any substantive decisions until well into next year. The Board is attempting to placate shareholders by suggesting that the Fund will repurchase up to 20% of its shares and then if the discount is not reduced in the fourth quarter of 2001 (over 14 months from now), the Fund will consider taking appropriate action - which would likely not go into effect until 2002. The Board should commit to action by telling the shareholders now (i) how many shares will be repurchased;
(ii) when the repurchase will be completed; and (iii) specifically what it will do if the repurchase fails to narrow the discount within a short, and publicly disclosed, time period.

      As a Fund shareholder and Managing Director at The Brookdale Group, LLC, which owns 435,100 shares, I believe that it is time to elect directors who are committed to taking the necessary steps to improve the Fund's performance by reducing its discount. Such steps might include converting the Fund to open-end status, or making it an interval fund (where redemptions can be made only weekly or monthly) or by distributing cash to shareholders through a tender offer at or near NAV, or otherwise. In my view, the Board's plan is not a good-faith promise to eliminate the discount but an exercise in obfuscation and delay. I consequently urge you to vote for Messrs. Golden, Douglas and me and to support our proposal attacking the discount head on.

      If you have already returned the WHITE proxy card sent to you by the Board and you want to elect directors who are committed to taking action designed to eliminate our fund's discount, you must return a GREEN proxy card. Remember, only the last valid proxy card you submit is counted and it supersedes any previous ones. Therefore, once you submit a GREEN proxy card, please do not sign and submit a later dated WHITE proxy card, as that will invalidate your vote. If you have any questions, please call Howard I. Golden or me at (212) 682-2300 or e-mail either of us at brookdale@brookdalefunds.com.

                                               Yours truly,
                                               John D. Chapman

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INDIA GROWTH FUND INC - PREC14A - Preliminary Proxy Statement
                                                           Date Filed: 9/__/2000
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PROXY STATEMENT IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF
THE INDIA GROWTH FUND INC.

        ANNUAL MEETING OF SHAREHOLDERS (To be held on September 29, 2000)

      My name is John D. Chapman and I am a Managing Director at The Brookdale Group, LLC, a New York based fund management company specializing in investing in closed-end funds. I personally own 200 shares of the Fund and The Brookdale Group, LLC, through various managed funds and a managed account, beneficially owns 435,100 shares of the Fund. I am sending this proxy statement and the enclosed GREEN proxy card to shareholders of record on August __, 2000 (the "Record Date") of the Fund. I am soliciting a proxy to vote your shares at the 2000 Annual Meeting of Shareholders of the Fund (the "Meeting") and at any and all adjournments or postponements of the Meeting. Please refer to the Fund's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by the shareholders.

      This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders of the Fund on or about September --, 2000.

                                  INTRODUCTION

      There are two matters (or proposals) that the Fund has scheduled to be voted upon at the Meeting:

1. The election of two persons to fill two of the three Class II director's slots of the Fund until 2003;

2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent accountants of the Fund for the fiscal year ending June 30,2001;

            In addition, I will present the following proposal at the Meeting:

3. Resolved, the shareholders recommend that the Board take appropriate steps to narrow the fund's discount to net asset value. These measures might include, but would not necessarily be limited to, converting the fund to open-end status or an interval fund, or distributing cash to shareholders if the Fund trades at an average discount of 20% or more of net asset value for any twelve-week period starting on or after October 15, 2000.

            With respect to these matters, I am soliciting a proxy to vote your shares:

                  FOR the election of Howard I. Golden, Paul Douglas and myself as directors of the Fund; and

                  FOR the proposal to reduce the discount.

I am making no recommendation as to how your shares should be voted on the ratification of the selection of the Fund's independent accountants.

How Proxies Will Be Voted

      All of the proposals scheduled by the Fund to be voted on at the Meeting are included on the enclosed GREEN proxy card. If you wish to vote FOR the election of my nominees to the Board, you may do so by completing and returning a GREEN proxy card.

      If you return a GREEN proxy card to me or to my agent, your shares will be voted on each matter as you indicate. If you do not indicate how your shares are to be voted on a matter, they will be voted FOR the election to the Board of Howard I. Golden, Paul Douglas and myself and FOR the proposal to reduce the discount and will ABSTAIN from voting on the ratification of the selection of the Fund's independent auditor.

      If you return a GREEN proxy card, you will be granting the persons

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INDIA GROWTH FUND INC - PREC14A - Preliminary Proxy Statement
                                                           Date Filed: 9/__/2000
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named as proxies discretionary authority to vote on any other matters of which they are not now aware that may come before the Meeting. These may include, among other things, matters relating to the conduct of the Meeting.

Voting Requirements

      If a quorum is not present at the Meeting, or if a quorum is present but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies, consideration of matters of which I am not aware at this time, or negotiations with the incumbent directors. The proxies may also propose one or more adjournments for other legal reasons not currently foreseen. If an adjournment of the Meeting is proposed, the persons named as proxies on the GREEN proxy card will vote for or against such adjournment at their discretion. The proxies may also temporarily decline to attend the Meeting, thereby preventing a quorum to solicit additional proxies or for other legal reasons not currently foreseen. Please refer to the Fund's proxy statement for the voting requirements for each proposal.

Revocation of Proxies

      You may revoke any proxy you give to management or to me at any time prior to its exercise by (i) delivering a written revocation of your proxy to the Fund; (ii) executing and delivering a later dated proxy to me or to the Fund or to our respective agents; or (iii) voting in person at the Meeting. (Attendance at the Meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the Meeting. Only the latest dated, properly signed proxy card will be counted.

Information Concerning the Soliciting Shareholder

      The shareholder making this solicitation is John D. Chapman. I am an attorney, Chartered Financial Analyst and Managing Director at The Brookdale Group, LLC, an investment manager that manages investment portfolios having assets in excess of $155 million. Brookdale, with a business address at 305 Madison Avenue, 46th Floor, New York, New York 10165, specializes in investing in locally listed and over the counter traded closed-end funds. Although Brookdale's investment strategy generally is passive, from time to time Brookdale has taken a controlling interest in closed-end funds when they have underperformed or been poorly managed to the detriment of their shareholders.

      As of the record date, I owned 200 shares of common stock of the Fund. Brookdale, of which I am a Managing Director, through various investment funds and a managed account, may be deemed the beneficial owner of 435,100 shares of Common Stock. Combined, these positions total 435,300 shares and represent approximately 4.42% of the Fund's outstanding Common Stock. Exhibit 1 to this proxy statement contains a schedule showing these purchases and sales of Common Stock within the past two years.

                           REASON FOR THE SOLICITATION

      IGF has consistently traded at a substantial discount to net asset value over the past two years and, in my view, has generated an uncompetitive return for shareholders over the last five years, even in comparison to its peers. I believe that my shareholder's recommendation will send a clear message to the Board that the shareholders are dissatisfied with the Fund's performance and want the Board to take unambiguous actions to eliminate its persistent discount. I further believe that electing directors whose interests are the same as the other shareholders, and who are committed to reducing the discount, will improve returns for all shareholders.

      Because the Fund has been trading at a large discount to net asset value for a substantial period of time, measures such as converting the fund to open-end status or an interval fund, or distributing cash to shareholders through a tender at or near NAV, would offer the best opportunities for increasing the Fund's share prices. My proposal thus recommends a 20% trigger whereby the Board will take specific disclosed steps in the event that the discount exceeds 20% over a twelve-week period. The existence of a trigger may lower the discount below the trigger

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INDIA GROWTH FUND INC - PREC14A - Preliminary Proxy Statement
                                                           Date Filed: 9/__/2000
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amount because it encourages arbitrageurs or specialists to purchase the Fund's shares, thus bidding up the price and lowering the discount. In addition, by instituting a trigger discount above which the Fund will open end, the risk of the discount widening should be eliminated. Converting the Fund to open-end status would also improve the governance of the Fund. Markets work well because they provide the right incentives to managers. The managers of a closed-end fund, such as the India Growth Fund, have very little incentive to improve the performance of the individual securities the Fund owns since any increase in the value of the portfolio has only a trivial effect on the manager's compensation. If the Fund were converted to open-end status, the manager would have greater incentive to perform, since poor performance would lead to redemptions, while good performance would lead to an increase in assets under management and thus an appreciable increase in the manager's compensation.

                             CERTAIN CONSIDERATIONS

      In deciding whether to give me your proxy, you should consider the following:

      Implementation of certain Board actions may require shareholder approval, and no assurance can be given that such approval will be obtained. In addition, various costs, which would be borne indirectly by shareholders, may be associated with certain actions, including but not limited to those associated with holding a special meeting of shareholders. I believe that such costs are far outweighed by the benefits of these actions to most shareholders. In addition, certain actions may have adverse tax consequences for some shareholders that cannot be quantified at this time.

      I believe that all shareholders of the Fund will benefit if any actions taken to reduce or eliminate the discount from NAV are successful. The Brookdale Group, LLC, the company for which I work, charges its investors a fee that is in part based upon a share of the profits the client earns and therefore its fee income will be greater if the value of the Fund's shares increases. In this respect, I believe the interests of the shareholders and that of The Brookdale Group, LLC, are closely aligned.

                              ELECTION OF DIRECTORS

      At the Meeting, I will nominate the following persons for election as directors for a term expiring in 2003. Each nominee has consented to serve if elected and to being named in the proxy statement.

Name, Age
And Address                            Principal Business
-----------------                      ------------------

Howard I. Golden                       Mr. Golden is an attorney and the
Age: 54                                President of The Brookdale Group, LLC,
Address: 305 Madison Avenue            the General Partner of Brookdale
46th Floor                             International Partners, L.P. ("BIP") and
New York, New York 10165               Central European Privatization Fund, L.P.
                                       ("CEPF"), private investment
                                       partnerships. For more than five years he has served as the President of predecessor and affiliated investment partnerships to The Brookdale Group, LLC.
                                       He also serves on the supervisory boards of the largest closed-end funds in the Czech Republic and in Slovakia (the Czech
                                       Restitution Investment Fund and the
                                       Slovak Restitution Investment Fund), and is on the Board of Directors of Kotva, a.s., the largest department store in the Czech Republic, the Romanian Investment
                                       Fund, the Romanian Growth Fund, and the
                                       Kazakhstan Investment Fund.

INDIA GROWTH FUND INC - PREC14A - Preliminary Proxy Statement
                                                           Date Filed: 9/__/2000
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John D. Chapman                        Mr. Chapman is an attorney, Chartered
Age: 44                                Financial Analyst and, since April, 2000,
Address: 305 Madison Avenue            a Managing Director of The Brookdale
46th Floor                             Group, LLC. During the last five years he
New York, New York 10165               has worked in the following positions:
                                       between 1998 and 2000, he served as a
                                       Senior Enforcement Advisor to the United
                                       States Department of the Treasury and
                                       between 1994 and 2000 as a consultant to a number of foreign governments on the development of emerging capital markets, private pension funds and privatization.
                                       Previously he also served as a federal
                                       prosecutor with the United States
                                       Department of Justice. He is a director
                                       of the Kazakhstan Investment Fund.

Paul Douglas                           Mr. Douglas has been a private investor
Age: 74                                for more than the last five years. He
Address: 305 Madison Avenue            previously was the Chairman and Chief
46th Floor                             Executive Officer of the Pittston
New York, New York 10165               Company; and the Chairman, Chief
                                       Executive Officer, and Chairman of the
                                       Executive Committee of, Freeport Minerals
                                       Company and Freeport-McMoRan Inc. He has served as a director of the Japan Fund, Phillip Morris, Phelps Dodge, New York
                                       Life, U.S. Trust, MacMillan Bloedel Ltd.,
                                       Societe Nationale Elf Aquitaine, Polysar of Canada, and South American Gold &
                                       Copper Co., Ltd.

As of August 20, 2000, Messrs. Chapman, Golden and Douglas beneficially owned 200 shares, 435,100 shares and 0 shares of the Fund, respectively. Mr. Golden, by virtue of his position at The Brookdale Group, LLC, may be deemed to be the beneficial owner of the shares of common stock of the Fund owned by The Brookdale Group, LLC.

      Other than fees that may be payable by the Fund to its directors, neither any nominee, nor The Brookdale Group, LLC, nor any of their or its associates has any arrangement or understanding with any person with respect to any future employment by the Fund or by any affiliate of the Fund or with respect to any future transactions to which the Fund or any affiliate of the Fund will or may be a party.

      The persons named as proxies on the enclosed GREEN proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote FOR the election of the above persons, each of whom have consented to stand for election and to serve if elected. If any nominee is unable to serve, an event not now anticipated, the proxies will be voted for such other person (who shall be disinterested), if any, as is designated by the persons named as proxies.

                     RATIFICATION OF THE INDEPENDENT AUDITOR

The incumbent board of directors has selected PricewaterhouseCoopers LLP as the independent accountants of the Fund for the fiscal year ending June 30, 2001. Without further information, I cannot make any recommendation. Therefore, in the absence of contrary instructions, the persons named as proxies on the GREEN proxy card intend to ABSTAIN from voting on this matter.

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INDIA GROWTH FUND INC - PREC14A - Preliminary Proxy Statement
                                                           Date Filed: 9/__/2000
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                                THE SOLICITATION

      I am making this solicitation personally and in my capacity as a Managing Director of The Brookdale Group, LLC. Persons affiliated with or employed by The Brookdale Group, LLC, will assist me in the solicitation of proxies. They will not receive any special compensation for their services. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. The Brookdale Group, LLC will reimburse these organizations for their reasonable out-of-pocket expenses.

      Initially, The Brookdale Group, LLC, will bear all of the expenses related to this proxy solicitation. Because I believe that the shareholders will benefit from this solicitation, I intend to seek reimbursement of these expenses from the Fund. Shareholders will not be asked by me to vote on the reimbursement of solicitation expenses incurred by either the incumbent directors or me. I have no knowledge about the expenses of the incumbents, but estimate that my expenses will be about $30,000, or about 0.025 of one percent of the Fund's assets. As of September 1, 2000, my expenses have been approximately $13,000.

      Neither Howard I. Golden, Paul Douglas, The Brookdale Group, LLC, nor I is now a party to any contract, arrangement or understanding with any person with respect to any securities of the Fund; and none of the aforementioned has been a party to any contract, arrangement or understanding with any person with respect to any securities of the Fund during the past year. Furthermore, there is no arrangement or understanding involving Howard I. Golden, Paul Douglas, The Brookdale Group, LLC, me, or any affiliate thereof that relates to future employment by the Fund or any future transaction with the Fund.

                              ADDITIONAL PROPOSALS

      I know of no business that will be presented for consideration at the Meeting other than that set forth in this proxy statement and in the Fund's proxy statement. If any other matters are properly presented for consideration at the Meeting, it is the intention of the persons named as proxies in the enclosed GREEN proxy card to vote in accordance with their own best judgment on such matters.

DATED: September __, 2000

               EXHIBIT 1: SECURITIES OF THE FUND PURCHASED OR SOLD
             WITHIN THE PAST TWO YEARS BY THE SOLICITING SHAREHOLDER

      Except as disclosed in this proxy statement, I have not had any interest, direct or indirect in the Fund. The following table sets forth certain information with respect to purchases and sales of shares of Common Stock of the Fund within the past two years by me and by the funds or account managed by The Brookdale Group, LLC. A portion of the purchase price and market value of the shares may from time to time be represented by margin borrowings, depending upon the net debit balances, if any, of the margin accounts, which fluctuate daily.

    Date          Shares Purchased         Date      Shares Purchased

  7/17/00            265,200(1)           7/21/00         10,000
  7/28/00             30,000              8/1/00          86,000
  8/2/00               1,200              8/7/00          25,000
  8/8/00              10,000              8/9/00           7,900

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(1) Includes 200 shares purchased by John D. Chapman and 265,000 shares purchased by The Brookdale Group, LLC funds or a managed account.

INDIA GROWTH FUND INC - PREC14A - Preliminary Proxy Statement
                                                           Date Filed: 9/__/2000
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                                   PROXY CARD

           PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF
                           THE INDIA GROWTH FUND INC.
                        BY JOHN D. CHAPMAN, A SHAREHOLDER

        ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON September ___, 2000

The undersigned hereby appoints John D. Chapman and Howard I. Golden, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of The India Growth Fund Inc. (the "Fund") to be held at 3 p.m. on September 29, 2000, at Clifford Chance Rogers & Wells LLP. 200 Park Avenue, New York, NY 10166, and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified below. The proxies may vote in their discretion with respect to such other matter or matters as may come before the Meeting and with respect to all matters incident to the conduct of the Meeting. The proxies may also temporarily decline to attend the Meeting, thereby preventing a quorum in order to solicit additional proxies or for any other legal reason.

(INSTRUCTIONS: Mark votes by placing an "x" in the appropriate [ ].)

1.    ELECTION OF THREE CLASS II DIRECTORS.

            FOR all of the nominees listed below |_|      WITHHOLD AUTHORITY |_|
            (except as indicated to the contrary below)   to vote for all of the
                                                          nominees listed below

            JOHN D. CHAPMAN, HOWARD I. GOLDEN, PAUL DOUGLAS

            To withhold authority to vote for one or more nominees, enter the name(s) of the nominee(s) below.

            --------------------------------------------------------------------

2. To ratify the selection by the Board of Directors of ****** as the Fund's independent accountants for the fiscal year ending *******:

       FOR |_|           AGAINST |_|          ABSTAIN |_|

3. To approve or disapprove a shareholder proposal to urge the Board of Directors to take the steps necessary to reduce the Fund's discount.

       FOR |_|           AGAINST |_|          ABSTAIN |_|

            Important - - Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted for the election of the nominees named above in Proposal 1 and for Proposal 3 and will abstain from voting on Proposal 2. The undersigned hereby acknowledges receipt of the proxy statement dated September --, 2000 of John D. Chapman and revokes any proxy previously executed. (Important - Please be sure to enter date.)

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. Please return promptly in the enclosed envelope.


SIGNATURE(S)______________________________________   Dated: ___________________